EXHIBIT 10.1

November 29, 2005

Via Hand Delivery

F. Dixon McElwee, Jr.
7354 Lane Park Drive
Dallas, Texas 75225

Dear Dixon:

On behalf of Frozen Food Express Industries, Inc., FFE Transportation Services, Inc. and their affiliated companies (collectively referred to as the “Company”), I am providing you with this letter describing severance benefits providing for an amicable transition on terms and conditions acceptable to both you and the Company. The following sets forth the terms and conditions of our agreement (the “Agreement”).

1.
Termination of Employment. You and the Company agree that your employment with the Company will be terminated effective November 29, 2005 (the “Termination Date”). We agree that your termination will be characterized as a voluntary resignation from the Company. In order to receive any benefits under this Agreement, in addition to complying with all of its terms, you must fully cooperate with the Company in the transition of your responsibilities and preparation of necessary documents prior to the Termination Date. Commencing on the Termination Date, you will have no power or authority to incur any debt, liability, or obligation on behalf of the Company or any of its parent and holding companies, subsidiaries, affiliates, divisions, successors, and assigns.

2.
Severance Payment. Subject to the provisions of Section 10 below and contingent upon your timely execution and return of this Agreement, you will receive nine (9) months’ salary based upon your ending annual salary of $192,389.60. This equates to $144,292.19, which will be subject to statutory deductions, including withholding. This will be paid in a lump sum in the next normal pay cycle at least eight (8) days after your execution and return of this Agreement.

3.
Consulting Term and Compensation. You agree to serve as a Company consultant for a term of three (3) years, beginning on December 1, 2005 and continuing through November 30, 2008 pursuant to the terms and conditions of the Consulting Agreement attached hereto as Exhibit A. The purpose of the Consulting Agreement is to ensure your cooperation in the transition of your responsibilities after the Termination Date and cooperation with the Company in pending business matters. Upon your execution of the Consulting Agreement, you will receive a payment in the amount of $75,000.00 or the prorata share of the bonus payment under the 2005 Executive Bonus And Restricted Stock Plan, whichever is greater. The payment of such compensation, however, is contingent upon your execution of the attached Consulting Agreement.

4.
Vacation. You will not continue to accrue vacation time after the Termination Date. You have been paid for unused accrued vacation days as of the Termination Date. You agree and authorize the Company to deduct from your salary continuation payments any vacation time taken but not yet accrued by you as of the Termination Date.

5.
Expense Reimbursements. The Company will reimburse you for pre-approved reasonable and necessary business expenses prior to November 29, 2005 upon presentation of an appropriate itemization of expenses incurred. Any such reimbursement(s) should be submitted to the Company no later than November 29, 2005, otherwise the Company shall have no further obligation to pay you for such reimbursement(s).

6.	Confidentiality. By accepting the benefits, payments, and other items described above, you agree that:

a.
All documents (including this Agreement), records, techniques, business secrets and other information which have come into your possession from time to time during your employment with the Company (“Confidential Information and Business Secrets”) are and shall remain confidential and proprietary to the Company and/or its affiliates, and you will keep confidential and not divulge to any other party any of the Company’s and/or its affiliates’ Confidential Information and Business Secrets, including, but not limited to, Confidential Information and Business Secrets relating to such matters as the Company’s finances (including financial results, budgets, forecast, and long-range plans), operations, materials, processes, plans, designs, models, new products, apparatus, equipment, or formulas used in the Company’s operations, and the names of the Company’s customers and suppliers;

b.
All of the Company’s and/or its affiliates’ and related companies’ Confidential Information and Business Secrets are and shall remain the sole and exclusive property of the Company and/or its affiliates and related companies;

c.
You will return to the Company all Company property and the property of any of its affiliates, including all documents and records which came into your possession during your employment with the Company;

d.	You will not disparage the Company or any of the Releasees (as that term is defined in Section 7 below);

e.
At any time prior to November 30, 2008, if you desire to participate in any business as an officer, director or member of executive management that offers or sells any refrigerated trucking services which competes, directly or indirectly, with the Company, you will promptly advise the Company of your desire to undertake such employment, the name of the new employer, your proposed position, and the nature of your job requirements with such new employer, and you agree that you will take no such position that will require the use or disclosure of the Company’s trade secrets;

f.
At any time prior to November 30, 2008, you will not, whether for your own account or for the account of any other individual, partnership, firm, corporation, or business organization, either directly or indirectly solicit or endeavor to entice away from the Company any person who is employed by or otherwise engaged to perform services for the Company or any of the Releasees, or to interfere with the business relationship of the Company with any person who is then a customer of the Company; and

g.
If you fail to comply with any of the provisions of this Section 6, the Company will be entitled to a pro rata rebate of the severance paid to you. As a general example only, if a breach should occur during the eighteenth (18th) month of the three (3) year term, the Company would then be entitled to fifty percent (50%) rebate of the severance payment. In addition, the Company shall be entitled, upon application to any court of competent jurisdiction, to specific performance or injunction or other relief in order to enforce or prevent violation of such provision or provisions through November 30, 2008. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach including the recovery of damages from you.

7.
Release of Claims. In exchange for the consideration set forth in Section 2, you hereby, on behalf of yourself, your descendants, ancestors, dependents, heirs, representatives, executors, administrators, successors, and assigns:

a.
Fully and forever release and discharge the Company and each of its parent and holding companies, subsidiaries, affiliates, divisions, successors, and assigns, including but not limited to FFE Transportation Services, Inc. and Frozen Food Express Services, Inc., together with all of their past and present trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, and representatives (collectively the “Releasees”), from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders, or liabilities of whatsoever kind or nature in law, equity, or otherwise, whether now known or unknown, suspected or unsuspected, which you now own or hold or have or may have at any time heretofore or hereafter owned or held as against the Company and/or any of the Releasees, arising out of or in any way connected with:

(1)	your employment relationship with the Company and/or any of its past or present subsidiaries or parent or affiliated companies or entities (except any claims for pension or retirement benefits);

(2)	your termination from the Company and/or any of its past or present subsidiaries or parent or affiliated companies or entities; and

(3)
any and all other transactions, occurrences, acts or omissions, and any loss, damage, or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Company and/or any of the Releasees arising, committed, or omitted prior to the effective date of this Agreement or at any time during your employment with the Company or with any of the Releasees, including, but not limited to claims under Title VII of the Civil Rights Act of 1964, the Texas Commission on Human Rights Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act, the Civil Rights Act of 1866, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, any and all claims for breach of contract (except for the obligations created herein), tort, and personal injury of any kind, including but not limited to any claims for severance pay, bonus, salary, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance, or any other fringe benefit, worker’s compensation or disability, and/or any claims under any other federal, state, local, or other governmental statute, regulation, and/or common law.

b.
Covenant not to sue the Company or any of the Releasees for any reason in any suit or proceeding, including, but not limited to, any suit, grievance or proceeding under Title VII of the Civil Rights Act of 1964, the Texas Commission on Human Rights Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act, the Civil Rights Act of 1866, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and/or any and all other executive orders, federal or state laws, precedents, statutes or regulations, or bring any charge or complaint with the Texas Commission on Human Rights, the Texas Workforce Commission, the U.S. Department of Labor, or any other administrative, governmental, regulatory, legislative, or judicial body.

In the event that you breach this Agreement by bringing any judicial, quasi-judicial, or administrative action against the Company and/or any of the Releasees, then it is agreed that the Company’s obligation to provide you with the consideration described in Section 2 will immediately cease, and that you will be liable for all direct, indirect, and consequential damages that the Company and/or any of the Releasees may suffer as a result of such breach, including but not limited to any costs and attorney’s fees incurred. It is understood that your obligations under this Agreement would, nevertheless, remain binding and in full force and effect.

In the event that any charge, complaint, grievance, arbitration, action, or other proceeding was or is filed by you or by any person or entity on your behalf (other than to receive the consideration described in Section 2 of this Agreement), you agree not to cooperate beyond the minimum level that is legally required, and that in no event will you accept or share in any recovery or relief obtained as a result of any such action or proceeding.

8.
Stock Option Plans. The general release, contained in Section 7 above, shall not limit or otherwise affect your rights or obligations under any stock option plan with the Company or any of the Releasees. Any such option(s) shall be governed in accordance with the relevant plan covering such option(s).

9.
Non-Liability. You agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time, for any purpose, an admission by the Company or by any of the Releasees of any liability or wrongful or unlawful conduct of any kind whatsoever.

10.
Withholdings. All payments or benefits to you under this Agreement or otherwise are subject to withholding by the Company from such payments or benefits in accordance with applicable laws and regulations then in effect, including but not limited to any federal, state, regional, and local taxes.

11.
Company Property. You agree to return to the Company, on or before the close of business on the Termination Date, any and all Company property (including, but not limited to, sales materials, documents or other company records, parking cards, pass cards, access cards, keys, calling cards, mobile phones, beepers, pagers, credit cards, computers, fax machines, copy machines, Palm Pilots or personal digital assistants, or any other equipment) that you have or may have in your possession or control. If you do not return any items of Company property in your possession or control by said date, then the Company may, in addition to any rights and remedies it may have under this Agreement or otherwise, withhold any and all payments to be made to you hereunder.

12.
Neutral Reference Policy. Pursuant to Company policy, the Human Resources Department will confirm to prospective employers your position held, dates of employment, and social security number. The Company will not provide any other information about your employment, including a letter of reference.

13.
Notices. All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been given if delivered by hand or mailed within the continental United States by first class, registered, or certified mail, return receipt requested, postage and registry fees prepaid and addressed as follows:

a.	If to the Company:
Charles G. Robertson
Executive Vice President and Chief Operating Officer
Frozen Food Express Industries, Inc.
1145 Empire Central Place
Dallas, Texas 75247-4309

b.	If to you:
F. Dixon McElwee, Jr.
7354 Lane Park Drive
Dallas, Texas 75225

Either party by notice in writing to the other may change the address to which notices, requests, demands, or other communications to it shall be mailed.

14.	Offer. This offer shall remain only in effect through the close of business on December 21, 2005, after which it shall be deemed to have been automatically withdrawn.

15.	Employee Acknowledgments and Representations. You hereby acknowledge and represent that:

a.
You have been advised in writing to seek the advice of an attorney of your choice prior to signing this Agreement, and have had an adequate opportunity to seek legal counsel of your own choosing. The Company and you agree that the parties have relied upon the advice of their respective attorneys, who are attorneys of their own choice, or they have knowingly and willingly not sought the advice of such attorneys. You hereby understand and acknowledge the significance and consequence of this Agreement and represent that the terms of this Agreement are fully understood and voluntarily accepted by you.

b.	You have read this Agreement and understand all of the terms of this Agreement, and you enter into this Agreement freely and voluntarily.

c.
This Agreement is intended to include in its effect and does include, without limitation, all claims which you do not know or suspect to exist in your favor at the time of execution of this release, and that the terms agreed upon contemplate and extinguish any and all such claims.

d.
You acknowledge that you received this Agreement on or before November 29, 2005, and that you are being provided at least twenty-one (21) days after you received this Agreement to decide whether to sign this Agreement and to be bound by its terms, and that you considered the terms of this Agreement for at least twenty-one (21) days or knowingly and voluntarily waived your right to do so.

e.
You acknowledge and understand that you have the right to revoke this Agreement for a period of seven (7) days after you have signed it. This Agreement shall not become effective, and no money shall be paid by the Company, until the seven-day period has expired. The effective date of this Agreement shall be the eighth day following the date on which you sign this Agreement. You further acknowledge and understand that revocation must be accomplished by delivery of a written notification to Charles G. Robertson of the Company at the address indicated above. In the event that this Agreement is canceled or revoked, the Company shall have no obligation to furnish the payments and benefits described herein.

f.
This Agreement will become null and void and of no further force or effect if the Company does not receive a fully executed copy from you after the Termination Date but ON OR BEFORE the close of business on December 21, 2005, which is at least twenty-one (21) days after you received a copy of this Agreement.

16.
Termination of Company Associations. You agree that, as of the Termination Date, you will resign or shall be considered to have resigned from any position held with the Company as well as its parent, subsidiary, and affiliated companies and divisions, including but not limited to Frozen Food Express Industries, Inc., FFE Transportation Services, Inc., Lisa Motor Lines, Inc., American Eagle Lines, AirPro Holdings, Inc., and W&B Refrigeration Service Company. You therefore acknowledge that, following the Termination Date, you shall hold no further positions with the Company and/or its parent, subsidiary, and affiliated companies and divisions.

17.	Miscellaneous.

a.	Assignment. This Agreement shall not be assigned, pledged, or transferred in any way by you without the Company’s prior written consent.

b.	Modification. No change, alteration, or modification of this Agreement may be made except in writing signed by both parties thereto.

c.
Entire Agreement: The matters set forth in this Agreement, along with the Consultant Agreement between the parties, dated November 29, 2005, constitute the entire agreement between Consultant and the Company and supersede all prior agreements, negotiations, and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof. No other representations, covenants, undertakings, or other prior or contemporaneous agreements, oral or written, regarding the matters set forth in this Agreement shall be deemed to exist or bind any of the parties hereto. Each party understands and agrees that it has not relied on any statement or representation by the other party or any of its representatives in entering into this Agreement.

d.	Headings. The headings in this Agreement are for convenience of reference only and shall not be considered as part of this Agreement nor limit or otherwise affect the meaning hereof.

e.
Severability. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction, a provision that most closely resembles the parties’ intent, but which is legally enforceable, shall be deemed to have been automatically substituted in the place and stead of such illegal or unenforceable provision. If a legal provision which would carry out the parties’ intent cannot, as a practical matter, be substituted in the place of such unenforceable provision (other than the general release language), then such provision shall immediately become null and void, but leaving the remainder of this Agreement in full force and effect. If, however, any portion of the general release language were ruled or deemed to be unenforceable for any reason, then you agree to promptly return to the Company all of the consideration that has been paid to you under this Agreement.

f.
Rights and Remedies Cumulative. No failure or delay on the part of any party hereto in exercising any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of or the exercise of any other right hereunder preclude any other or further exercise thereof or the exercise of any other right. No right or remedy provided for herein is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

g.
All Commitments. The amounts and benefits payable to you under this Agreement constitute all payments or benefits which the Company shall be obligated to provide for you, and you agree that, except as provided herein, neither you nor your estate will have any rights under any bonus plan, incentive compensation plan, health plan, or any other benefit or compensation plan whatsoever. Any rights under any savings or pension plan, if applicable, are subject to the terms and conditions of such plans.

18.
Governing Law and Venue. The terms and provisions of this letter agreement and release shall be governed by and construed in accordance with the laws of the STATE OF TEXAS, exclusive of any conflict of law provisions, and venue for all purposes of this letter agreement and release shall be in a court of competent jurisdiction sitting in DALLAS COUNTY, TEXAS or the applicable federal district or appellate court having jurisdiction over actions filed in such county and state.

19.
BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, HAVE HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF YOUR CHOICE, UNDERSTAND IT, AND ARE VOLUNTARILY ENTERING INTO IT. READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

If the foregoing is acceptable to you, please acknowledge your agreement by signing three copies of this letter and returning two of them to me after the Termination Date but ON OR BEFORE December 21, 2005. The remaining copy is for your files.

Sincerely,

/s/ Stoney M. Stubbs, Jr.
Stoney M. Stubbs, Jr.
Chairman, President, and Chief Executive Officer
Frozen Food Express Industries, Inc.

ACCEPTED AND AGREED:

/s/ F. Dixon McElwee, Jr.
F. Dixon McElwee, Jr.